Exhibit 10.13

eHealth, Inc. 440 East Middlefield Road Mountain View, CA 94043 www.ehealth.com Phone 650.584.2700 Fax 650.961.2110

November 17, 2005

Jack L. Oliver III

Bryan Cave Strategies

700 13th Street N.W., Suite 500

Washington, DC 20005

Re:	eHealth Board Membership Offer

Dear Jack:

eHealth, Inc. (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”). The following is some information on the benefits available to you as a member of the Board.

Subject to the approval of the Board, you will receive the following cash payments in consideration for your Board service: (a) $12,000 annual retainer, which will be paid when you initially become a member of the Board and annually thereafter; and (b) $2,500 for each Board meeting that you attend in person. You will also be reimbursed for travel, lodging and other reasonable out-of-pocket expenses incurred in attending Board meetings and for meetings of any committees of the Board on which you may serve.

Subject to the approval of the Board, you will be granted an option to purchase 50,000 shares of the Company’s Common Stock when you initially become a member of the Board. Subject to the approval of the Board, you will also be granted an option to purchase 12,500 shares of the Company’s Common Stock upon the date of each of the Company’s annual stockholders’ meetings. The exercise price per shall will be equal to the fair market value per share on the date each option is granted. Each option will be subject to the terms and conditions applicable to options granted under the Company’s equity incentive plan (“Plan”), as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares upon your completion of 12 months of continuous Board service following the option grant date and 1/48 of the option shares upon your completion of each of the next 36 months of Board service.

Nothing in this offer or the stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholder to remove any individual from the Board at any time in accordance with the provisions of applicable law.

Jack L. Oliver III

November 17, 2005

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both this letter and the enclosed duplicate original of this letter and returning them to me.

If you have any questions, please call me.

Sincerely

eHealth, Inc.

By:	/s/ Gary Lauer
Gary Lauer
Chief Executive Officer and Chairman

I have read and accept this offer:

/s/ Jack L. Oliver III
Signature of Jack L. Oliver III
Dated: November 22, 2005

GLL:llh